Exhibit 23.4

FELDMAN FINANCIAL ADVISORS, INC.
1001 CONNECTICUT AVENUE, NW • SUITE 840
WASHINGTON, DC 20036
2024676862
(FAX) 2024676963

March 12, 2008

Board of Directors
Home Federal Bancorp, Inc. of Louisiana
624 Market Street
Shreveport, Louisiana 71101-36431

Members of the Board:

We hereby consent to the use of our firm’s name in the Application for Conversion on Form AC, and amendments thereto, filed by Home Federal Mutual Holding Company of Louisiana with the Office of Thrift Supervision. We also consent to the use of our firm’s name in the Registration Statement on Form S-1, and amendments thereto, filed by Home Federal Bancorp, Inc. of Louisiana with the Securities and Exchange Commission. Additionally, we consent to the inclusion of, summary of, and reference to our Conversion Valuation Appraisal Report in such filings and amendments, including the Prospectus of Home Federal Bancorp, Inc. of Louisiana.

Sincerely,

/s/ Feldman Financial Advisors, Inc.
FELDMAN FINANCIAL ADVISORS, INC.